Exhibit 21
LIST OF RELATED ORGANIZATIONS

CNB Financial Corp. List of Related Organizations

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CNB Financial Corp. was organized as a Massachusetts holding company effective November 15, 2005 and Commonwealth National Bank was reorganized effective December 16, 2005 with CNB Financial Corp. as its parent holding company. Both entities are located in Worcester, Massachusetts.

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CNB Security Corporation is a wholly owned subsidiary of Commonwealth National Bank and was formed (effective April 29, 2005) to hold and manage assets acquired by Commonwealth National Bank, including investment assets and property acquired by the bank through foreclosure or otherwise in good faith to compromise a doubtful claim, or in the ordinary course of collecting a debt previously contracted as permitted under 12 CFR 5.34(e)(5)(v)(A).  CNB Security Corporation is located in Worcester, Massachusetts.

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Commonwealth National Bank Statutory Trust I is a wholly owned subsidiary of CNB Financial Corp. organized as a Connecticut statutory business trust effective December 14, 2005 in connection with the issuance of trust preferred securities by CNB Financial Corp. on December 16, 2005.